Exhibit 99.1
March 7, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
January showed improvement in our Retail agencies, although revenue versus 2007 was down approximately 6%. Significant additional sales and management expense has been added in December and January, which should enhance Retail’s revenue as we move into the 2nd Quarter of 2008. As we shared with you in our update sent two weeks ago, 2007 was a very difficult year for our retail offices. Both of us have been “fully engaged” in returning stability to the Agency group, and we are seeing results that give us a sense of optimism regarding 2008.
Our Carrier/MGA continues to show Revenue growth of approximately 20%, along with profit improvements, both running ahead of industry averages.
Following is our report on January’s results.

	January (Unaudited)
	Current Month
	2008	2007	Change
	(In $1,000)%
• Gross Premiums Produced[1]*	$14,287	$12,611	13%
• MGA/Carrier Gross Premiums Produced [1,2]	$10,188	$8,408	21%
• MGA/Carrier Revenues [2]	$ 4,876	$3,955	23%
• Retail Agencies Gross Premium Produced [1,2]*	$ 6,286	$6,292	(.1)%
• Retail Agencies Group Revenues [2]*	$ 1,019	$1,089	(6)%
• Company Revenues*	$ 5,516	$4,670	18%
• Company Pre-Tax Inc before stock option*	$ 262	$161	63%
• Company Pre-Tax Income*	$ 224	$129	74%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy Millner	/s/ Lawrence (Bud) Stumbaugh

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
PS:     Please join us for our Annual Shareholders Meeting on Thursday, April 24 at 11:00 am! As has become tradition, we will be serving the famous Low Country BBQ!
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.